                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-58041

                                   PROSPECTUS

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                       THE ASHTON TECHNOLOGY GROUP, INC.

                                  15,423,921
                                    SHARES

                          COMMON STOCK $.01 PAR VALUE

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     This Prospectus relates to the resale by the Selling Stockholders identified herein (see "Selling Stockholders and Plan of Distribution") of (i) an indeterminate number of shares of common stock, par value $.01 per share ("Common Stock") of The Ashton Technology Group, Inc. (the "Company" or "Ashton"), initially 2,782,562, which may be acquired by one or more of the Selling Stockholders upon the conversion of the Company's Series D Convertible Preferred Stock (the "Series D Preferred"); (ii) an indeterminate number of shares of Common Stock, initially 1,739,130, which may be acquired by one or more of the Selling Stockholders upon the conversion of the Company's Series E Convertible Preferred Stock (the "Series E Preferred"); (iii) 200,000 shares of Common Stock which may be acquired by one or more of the Selling Stockholders upon the exercise of warrants issued in connection with the sale of the Company's Series C Convertible Preferred stock (the "Series C Warrants"); (iv) 880,000 shares of Common Stock which may be acquired by one or more of the Selling Stockholders upon the exercise of warrants issued in connection with the sale of the Company's Series D Preferred (the "Series D Warrants"); (v) 320,000 shares of Common Stock which may be acquired by one or more of the Selling Stockholders upon exercise of warrants issued in connection with the sale of the Company's Series E Preferred (the "Series E Warrants"); and (vi) an indeterminate number of shares of Common Stock, initially 9,502,229, which may be sold by the Company and purchased by one or more of the Selling Stockholders, upon the exercise of certain put rights acquired by the Company in connection with the sale of the Company's Series D Preferred and Series E Preferred (the "Put Rights"). (See "Selling Stockholders and Plan of Distribution.") Although the Company will receive proceeds from the exercise of the outstanding Series C Warrants, Series D Warrants, Series E Warrants, and Put Rights from time to time, if and when they are exercised, the Company will not receive any of the proceeds from the resale of shares of Common Stock by the Selling Stockholders offered hereby.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING AT PAGE 5, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The Common Stock of the Company is traded on The Nasdaq SmallCap Market ("Nasdaq SmallCap") under the symbol "ASTN." On August 10, 1998, the last reported sales price for Ashton's Common Stock on the Nasdaq SmallCap was $3.219. The Warrants of the Company are traded on the Nasdaq SmallCap under the symbol "ASTNW." On August 10, 1998, the last reported sales price for the Company's Warrants on the Nasdaq SmallCap was $1.25.

                The date of this Prospectus is August 13, 1998.

                            AVAILABLE INFORMATION

     Ashton is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Northeast Regional Office at 7 World Trade Center, Suite 1300, New York, NY 10048, and the Commission's Midwest Regional Office at 500 West Madison Street, Suite 1400, Chicago, IL 60661. The Commission may be reached by telephone at 1-800-SEC-0330, and maintains a Web site on the Internet, http://www.sec.gov that also contains such reports, proxy statements and other information filed by the Company. Ashton's Common Stock and Warrants are listed on Nasdaq SmallCap of The Nasdaq Stock Market, Inc. (collectively "Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc. ("NASD"). Reports, proxy statements, and other information concerning the Company may be inspected and copied at the NASD's offices at 1735 K Street, N.W., Washington, DC 20006-1500.

     The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, (the "Securities Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

             INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE

     The following documents, all of which have been previously or concurrently filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 1997, September 30, 1997, and December 31, 1997, as amended; (ii) the Company's Current Reports on Form 8-K dated November 6, 1997, November 12, 1997, January 27, 1998, and April 9, 1998;
(iii) the Company's Proxy Statement dated May 8, 1998; (iv) the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998; and (vi) the Company's Proxy Statement dated July 27, 1998.

     All other reports and documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are themselves specifically incorporated by reference). Written requests for such copies should be directed to John A. Blohm,

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Executive Vice President and Corporate Secretary, The Ashton Technology
Group, Inc., 1900 Market Street, Suite 701, Philadelphia, PA 19103, (215) 751-1900.

                          FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors include, among others: dependence on arrangements with self-regulatory organizations; dependence on proprietary technology; technological changes and costs of technology; industry trends; competition; ability to develop markets; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in government regulation; general economic and business conditions; and other factors referenced in this Prospectus. Such forward-looking statements speak only as of the date of this Prospectus. For discussion of the factors that might cause performance of the Company to differ with actual results, see the discussion of "Risk Factors" beginning on page 5. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

                         DESCRIPTION OF THE COMPANY

     The Company is engaged in the development and commercialization of on-line transaction systems for participants in the U.S. and international financial markets. The Company was founded in 1994 to take advantage of commercial opportunities through the application of advanced telecommunication and computing technologies to the area of electronic commerce. The Company is currently organized as a parent company which has four subsidiaries as follows:
(1) Universal Trading Technologies, Inc., ("UTTC(TM)"); (2) Gomez Advisors, Inc. ("GA"); (3) Electronic Market Center, Inc. ("EMC"); and (4) ATG(TM) International, Inc. ("ATG(TM) International"). REB Securities, Inc. ("REB"), a broker-dealer whose application for registration with the Commission is pending, is a wholly-owned subsidiary of UTTC(TM).

     UTTC(TM)'s business is to develop, market and operate electronic pricing and transactional systems for the securities trading market. UTTC(TM)'s target customers are the professional investment community which includes broker-dealers, pension plan sponsors, institutional money managers and mutual funds. These professional investors may benefit from UTTC(TM)'s proprietary technologies and pricing mechanisms which are expected to enable them to trade efficiently and cost effectively in an electronic trading environment. UTTC(TM) has developed the Universal Trading System ("UTS(TM)"), which incorporates advanced computer and telecommunications technology, and UTS(TM)'s first product module, the Volume Weighted Average Price ("VWAP(TM)") Trading System ("VTS(TM)"), an electronic securities pricing and transaction system for trading exchange listed and Nasdaq National Market securities.

     On April 22, 1995, the Philadelphia Stock Exchange (the "PHLX") and UTTC(TM) agreed to deploy the UTS(TM) as a facility of the PHLX. On September 18, 1995, UTTC(TM) and the PHLX memorialized the agreement in a formal contract for a term of five years commencing from the date UTS(TM) becomes operational on the PHLX (the "PHLX" Agreement"). Operation of the system is contingent upon approval by the Commission of a rule proposal filed by the PHLX. The PHLX Agreement provides, among other things, for the development of the VTS(TM) system as a new trading product of the PHLX.

     The Company has developed a working system in accordance with the PHLX Agreement. On April 16, 1998, the Commission proposed new rules and rule amendments that, if adopted, will permit, among other things, alternate trading systems ("ATSs") to choose whether to register as national

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securities exchanges or to register as broker-dealers. If adopted, the
Commission regulations may allow the Company to introduce its products, regardless of whether the PHLX rule proposal is approved by the Commission. Anticipating adoption of these new regulations, the Company currently is exploring the best structure for launching its electronic trading products under development, e.g., as an existing facility of a self-regulatory organization ("SRO"), a broker-dealer, or as a new and independent registered exchange.

     The PHLX recently entered into an agreement pursuant to which it would be acquired by the American Stock Exchange (the "AMEX"). The Company's contract with the PHLX is assignable by its terms with the consent of both parties to the contract. The Company presently does not intend to agree to the assignment of the contract.

     GA was formed in May 1997 as a wholly owned subsidiary by the Company in conjunction with Julio Gomez and John Robb, formerly of Forrester Research, Inc., and Dr. Alex Stein, of FarSight Financial. GA provides independent advice with respect to online investing and provides clients in the financial services industry with consulting advice concerning the use of the Internet as a tool for establishing electronic client relationships, marketing, and the interactive distribution of securities. The range of Internet financial consulting services provided through GA includes strategy development, product and interface design, and implementation planning. GA also publishes proprietary evaluations of Internet financial services through its Internet Broker Scorecard and Internet Banker Scorecard rankings.

     EMC is a wholly owned subsidiary of the Company that is expected to operate and market the Company's to-be-developed open finance system, the Electronic Market Center ("eMC(TM)"). The Company has designed eMC(TM) for interactive market access by member users and to provide a global electronic distribution channel for all types of financial products and services. Although the Company has designed the specifications for the eMC(TM), there can be no assurance that the Company will be able to finance the development or to actually develop such a finance system. See "Risk Factors."

     REB is a wholly owned broker-dealer subsidiary of UTTC(TM). REB expects that, upon approval of its application for registration with the Commission, NASD, and state authorities, it will provide institutional "soft dollar services" (pursuant to Section 28(e) of the Exchange Act) and brokerage services to banks, broker-dealers, insurance companies, and other financial intermediaries.

     The Company recently formed a wholly owned subsidiary, ATG(TM) International. The international markets represent potentially significant growth for the application of ATG(TM)'s technology and skills to the development of proprietary online transaction systems for global financial markets. In November 1997, the Company entered into a strategic initiative with Tianjin New Hong Chen Technology & Trading Company to introduce its online trading technology and systems to the financial markets in China.

     Computer Science Innovations, Inc. ("CSI(R)") was a subsidiary of the Company. CSI(R) was incorporated in Florida in March 1983, and specialized in utilizing computer technologies and sophisticated mathematical techniques to address complex information retrieval and management problems. On November 6, 1997, the Company sold CSI(R) to an Employee Stock Ownership Plan controlled by, and for the benefit of, CSI(R)'s management and employees.

     Following the sale of CSI(R), revenues for the Company have significantly decreased, with GA providing the only revenue since the sale. Except for GA, all of the subsidiaries described above are in the development stage and are subject to significant risks associated with development stage businesses. None of the subsidiaries other than GA has realized any revenue to date.

     References herein to the "Company" or "Ashton" include Ashton and its subsidiaries, unless the context indicates otherwise. The Company's headquarters are located at 1900 Market Street, Suite 701, Philadelphia, PA 19103, and its telephone number is (215) 751-1900.

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

                                 RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock. The following discussion identifies important factors that could cause Ashton's actual results to differ materially from results predicted or implied in any forward-looking statements made in this Prospectus or elsewhere by or on behalf of Ashton.

     Control of Ashton by Directors and Officers. Ashton's directors and officers beneficially own approximately 22.8% of the outstanding shares of the Common Stock. In addition, on July 15, 1998 the Company granted directors and officers of the Company options to purchase the Company's Common Stock which, if fully converted into Common Stock, would increase the beneficial ownership of the Company by its directors and officers to 46.1%. In contrast, if each of the Company's outstanding shares of Convertible Preferred Stock and related Warrants were converted into Common Stock, Ashton's directors and officers would beneficially own 24% of the outstanding shares of Common Stock. If the Company additionally exercised the Put Rights granted in connection with the Private Equity Line of Credit Agreement (see "Description of Capital Stock"), Ashton's directors and officers would beneficially own 16.75% of the outstanding Common Stock. Since there are no cumulative voting rights provided in Ashton's Certificate of Incorporation, the directors and officers are in a position effectively to control the election of the members of the Board of Directors of Ashton and thus control most corporate actions, as well as any actions requiring the approval of stockholders, such as mergers and acquisitions.

     Dependence Upon Former Subsidiary; Limited Operating History; Accumulated Deficit. From its inception in 1994 until its acquisition of CSI(R), a former subsidiary, in 1995, Ashton was a development stage company with no operating history. The Company operated CSI(R) as a subsidiary until November 6, 1997, when the Company consummated its sale. CSI(R) is a software development company headquartered in Melbourne, Florida, which assisted in the design of the Ashton Technology Encryption Device ("ATED") and the development of the server which handles the ATED. The Company has since determined that CSI(R) no longer fits into its long-range strategic plan. Other than through CSI(R), the Company has generated revenues only through GA. The Company has never realized any operating profit and has a significant accumulated deficit. The Company is unable to predict whether or when its other subsidiaries and/or product lines will begin to generate revenue.

     UTTC(TM)'s Reliance Upon its Agreement with the PHLX; New Regulatory Environment. UTTC(TM) is a development stage company which has generated no revenue to date. On April 22, 1995, UTTC(TM) and the PHLX agreed to deploy the UTS(TM) as a facility of the exchange. In September 1995, UTTC(TM) and the PHLX memorialized the agreement into a formal contract whereby the PHLX agreed to employ the UTS(TM) system on its equity trading floor for a term of five years from the first date that the UTS(TM) system becomes operational on the PHLX. Although UTTC(TM) completed the design and development of the UTS(TM) and its VTS(TM) module in April 1997, there can be no assurance that either will operate as designed or that the PHLX will obtain the regulatory approvals necessary to commence operation of the UTS(TM) as a facility of the exchange.

     The operation of the UTS(TM) as a facility of the PHLX is dependent upon regulatory approval by the Commission. The concept of the UTS(TM), which would constitute a new PHLX facility accompanied by new PHLX rules, must be filed as a proposed rule change with the Commission. The PHLX filed its proposal for a rule change, which was published in the Federal Register on September 4, 1996. In order to approve the proposed rule change, the Commission must determine that the UTS(TM) filing is consistent with the purposes of the Exchange Act, particularly Section 6 thereof, which provides standards governing the rules of national securities exchanges. On October 28, 1997, the PHLX filed an amendment to the proposed rule change. The Commission published a notice of the amended rule proposal in the Federal Register on December 31, 1997. There can be no assurance that the Commission will not require further amendment to the proposed PHLX rule change application or that the Commission will approve the proposed rule change in the amended form. The Company is unable to predict whether or when such approval of the PHLX request will be received.

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     The PHLX proposed rule change, if approved, would authorize the conducting of a morning session at the PHLX for the placing of orders for eligible securities through the UTS(TM) prior to the commencement of each regular trading session on the PHLX's equity trading floor. In addition, and separate from the proposed rule change, the PHLX has sought certain interpretive and exemptive relief in connection with the operation of UTS(TM) as a facility. As of the date hereof, the Commission has not granted such interpretive and exemptive relief in connection with this proposed rule change and there is no assurance that such relief will be granted by the Commission. If Commission approval of the proposed rule change and grant of the interpretive and exemptive relief are not obtained, the UTS(TM) as described would not be utilized at the PHLX and consequently there could be a delay in implementing the UTS(TM) into an alternative market. The Company is currently seeking alternatives for the marketing and implementation of the UTS(TM), including the formation of its own broker-dealer subsidiary.

     On June 9, 1998, the PHLX announced that its Board of Directors approved a plan to merge with AMEX. The Company is unable to predict the impact that the proposed merger will have on its agreement with the PHLX. However, the Company does not presently intend to agree to the assignment of the PHLX Agreement to the AMEX.

     Development Stage Company. As a development stage company which has had a limited operating history, the Company is subject to the risks and difficulties common to new businesses. The viability of the Company must be considered in light of problems normally encountered in the early stages of business development, and the likelihood of the successful deployment of the UTS(TM) and other products must be considered in light of the problems, difficulties, complications and delays frequently encountered in connection with the deployment of new technologies. No assurance can be given that such problems will not arise or will be overcome or that the Company will achieve profitability.

     Capital Requirements; Need for Additional Financing. Based upon the Company's current plan of operations, it is anticipated that the net proceeds from the private placements of the Series D Preferred, completed in April 1998 and the Series E Preferred, completed in July 1998, along with the exercise of the Put Rights will provide sufficient working capital for at least the next 18 months. The Company may need additional financing in the future if (i) the Company experiences unexpected costs, (ii) there is a delay in the introduction of the UTS(TM) system, (iii) the Company fails to develop successfully the market for its products, (iv) other opportunities arise which require significant investment, or (v) the net proceeds from the Series D Preferred and Series E Preferred private placements prove to be insufficient for the Company's continued operations. In order for the Company to exercise the Put Rights, certain conditions must be met, of which there can be no assurance. In addition, the Company may require additional financing to complete any acquisition it may undertake. If financing is required, such financing may be raised through additional equity offerings, joint ventures or other collaborative relationships, borrowings, and other sources. There can be no assurance that additional financing will be available or, if it is available, that it will be available on acceptable terms. If additional funds are raised through the issuance of additional equity securities, the percentage ownership of the then-current stockholders of the Company may be reduced and such equity securities may have rights, preferences, or privileges senior to those of the holders of Common Stock.

     Competition; Product Acceptance. The UTS(TM) will compete with other electronic trading systems, including Instinet Corporation's Instinet system, Investment Technology Group Inc.'s POSIT system, and OptiMark Technologies, Inc.'s proposed OptiMark system. The Company believes that competitive criteria include quality of trade execution, pricing, and reliability of post-execution processing and settlement operations. Although the Company believes the UTS(TM) will offer improved trading performance, trading flexibility and commercial benefits, there can be no assurance that the UTS(TM) will be accepted by an extended customer base, specifically, institutional investors, or that it will be able to address adequately the competitive criteria in a manner that results in a competitive advantage. The UTS(TM) will also compete with various national, regional and foreign securities exchanges for trade execution services. There can be no assurance that these exchanges will not take steps to attempt to retain

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

transaction volume or to compete with the UTS(TM) system by establishing or creating their own pilot alternative trading systems, which in turn, could limit the future growth of the UTS(TM) system.

     The automated trade execution and analytical services to be offered by the UTS(TM) will also compete with services offered by leading brokerage firms and other information service and transaction processing firms. Many of the Company's competitors have substantially greater financial, research, development and other resources than the Company and many of their products have substantial operating histories. Although the Company believes that the UTS(TM), when operational, will offer certain competitive advantages, UTTC(TM)'s ability to maintain these advantages will require continued investment in the development of its services, additional marketing activities and customer support services. There can be no assurance that the Company will have sufficient resources to continue to make this investment, other than through the recent private placements of convertible preferred stock, or that the Company's competitors will not devote significantly more resources to competing services. The electronic product advisory and research services provided by GA compete with Forrester Research, Inc., Gartner Group, Inc., and J.D. Power & Associates.

     UTTC(TM)'s success is heavily dependent upon the acceptance of the UTS(TM) by institutional investors. Failure to obtain such acceptance could result in lower share volumes and a lack of liquidity on the UTS(TM). Market and customer acceptance of the UTS(TM) will depend upon, among other things, UTS(TM)'s operational performance, which has not yet been tested in the environment of actual equity market trading activity. In addition, once operational, the UTS(TM)'s institutional customers may discontinue use of the UTS(TM) at any time. While the Company's management continues to solicit customers to use the UTS(TM), any commitments are dependent upon the UTS(TM) becoming operational at the PHLX or, in the alternative, at an independent broker-dealer or exchange. There can be no assurance that UTTC(TM) will attract a sufficient number of customers to the UTS(TM). Failure to introduce successfully and market the UTS(TM) could result in a material adverse effect on UTTC(TM) and the consolidated operations of the Company.

     Dependence Upon Proprietary Technology; Intellectual Property Rights. The Company and its subsidiaries regard their respective products as proprietary and rely primarily on a combination of trademark and trade secret protection, employee and third party confidentiality and non-disclosure agreements, license agreements, and other intellectual property protection methods to protect their proprietary rights. However, neither Ashton, UTTC(TM), nor the Company's other subsidiaries currently hold any material patents or have filed for copyright protection relating to current product lines. The Company is currently considering whether to patent or copyright certain aspects of its product line, including the pricing algorithm utilized in connection with the VWAP(TM) system. It may be possible for unauthorized third parties to copy or reverse engineer certain portions of the Company's products or obtain or use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of proprietary information, that the Company will be able to detect unauthorized use of proprietary information, or that the Company will be able to afford the high cost required to enforce intellectual property rights. Further, no assurance can be given that nondisclosure and other contractual arrangements to protect the Company's proprietary rights will not be breached, that the Company will have adequate remedies for any breach, or that trade secrets will not otherwise become known to or be independently developed by competitors. Although the Company's competitive position may be adversely affected by the unauthorized use of its proprietary information, the Company believes that the ability to protect fully its intellectual property is less significant to the Company's success than are other factors, such as the knowledge, ability and experience of its employees and its ongoing product development and customer support activities.

     Although the Company believes that the services and products it offers do not infringe on the intellectual property rights of others, there can also be no assurance that third parties will not assert infringement claims against the Company in the future, that such assertions by third parties will not result in costly litigation, that the Company will prevail in such litigation, or that the Company will be able

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to license any patents or other intellectual property rights from third parties on commercially reasonable terms, if at all. Litigation, in and of itself and regardless of its outcome, could also result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could have a material adverse affect on the Company's business, operating results, and consolidated financial condition.

     Rapid Changes in Technology; Maintaining Technological Advantage. The technologies underlying the Company's products and services are subject to rapid evolution and change. The Company's future success depends, in large measure, upon its ability to respond quickly and successfully to technological advances by developing and introducing new and improved products and services. There can be no assurance that the Company will be able to foresee and respond to such advances or that competitors, including those with greater financial and other resources, will not succeed in developing technologies, products, or services that could be superior to the those of the Company.

     Dependence on High Trading Volumes. UTTC(TM)'s revenues may depend upon the volume of securities trading. Securities trading volumes may be affected by national and international economic and political conditions and broad trends in business and finance. Any of these factors may result in lower share volumes offered through the UTS(TM) and adversely affect the Company's results of operations once the UTS(TM) becomes operational. Variations in transaction volume could also cause the Company's operating results to fluctuate on a quarterly basis.

     Risk of Errors and Malfunctions. The UTS(TM) may be subject to various risks associated with systems errors and malfunctions and employee errors. Systems errors and malfunctions which could affect any electronic system could result in service interruptions. In a competitive environment for electronic equity trading execution, investors may turn to the Company's competitors on a temporary or permanent basis to complete their trades. Prolonged service interruptions resulting from natural disasters or otherwise could result in decreased trading volumes and the loss of customers.

     Year 2000 Compliance. The Company is assessing the potential impact of what is commonly referred to as the "Year 2000" issue, concerning the inability of certain information systems and automated equipment to properly recognize and process dates containing the Year 2000 and beyond. If not corrected, these systems and equipment could fail or create erroneous results. The Company is currently in the process of determining if any of its systems and equipment present Year 2000 issues. Regardless of the Year 2000 compliance of the Company's systems, there can be no assurance that the Company will not be adversely affected by the failure of others to become Year 2000 compliant. Because of these uncertainties regarding the failure of others, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period.

     Dow 10,000 Compliance. The Company is assessing the potential impact of the Dow Jones Industrial Average (the "Dow") exceeding 10,000 ("Dow 10,000"). The potential issue involves whether certain information systems and automated equipment may be unable to process and recognize a Dow in excess of 9,999. If not corrected, these systems and equipment could fail or create erroneous results. The Company currently is in the process of determining if any of its systems and equipment present Dow 10,000 compliance issues. Regardless of the Dow 10,000 compliance of the Company's systems, there can be no assurance that the Company will not be adversely affected by the failure of others to become Dow 10,000 compliant. The potential liabilities and costs associated with Dow 10,000 compliance cannot be estimated with certainty at this time. Because of these uncertainties regarding others, there can be no assurance that the Dow 10,000 issue will not have a material financial impact in any future period.

     Government Regulation. The UTS(TM) will be subject to regulation by the Commission, the PHLX, and other SRO's, which are charged with protecting the interests of the investing public and the integrity of the securities markets. Failure to comply with any rule or regulation established by these entities may subject UTTC(TM) to suspension or penalties which could have a material adverse effect on UTTC(TM) and the consolidated operations of the Company.

     On April 17, 1998, the Commission proposed new rules that would allow alternative trading systems, such as the UTS(TM), to register and operate as broker-dealers or national securities exchanges independently, rather than relying on a sponsoring exchange to incorporate such alternative trading system as a facility of the exchange. In addition, the Commission proposed rules that would allow national securities exchanges, such as the PHLX, to implement, for a period of two years, pilot alternative trading systems without prior Commission approval. Ashton and UTTC(TM) intend to take advantage of opportunities presented by the new Commission rules. However, there can be no assurance that the Commission will issue such rules in final form, whether the Commission will alter the scope or form of the proposed rules, or whether such rules will ultimately be adopted. In the event such alternative trading system rules are not adopted in their current form, the Company will seek other avenues to implement its electronic trading systems.

     Dependence on Key Employees. The Company's success is dependent to a significant degree upon the services of its key employees Fredric W. Rittereiser, Robert A. Eprile, John A. Blohm, Fred S. Weingard, and Julio Gomez. The loss of any one or more of these key employees could have a material adverse effect on the Company's operations. Ashton has entered into a multi-year employment agreement with Mr. Weingard. In October 1995, the Company obtained key-man term life insurance policies in the amount of $900,000 each on the lives of Fred S. Weingard, John A. Blohm, and Robert A. Eprile, and $5,000,000 on the life of Fred W. Rittereiser in November 1997. The Company further believes that its future success will depend in large part upon its ability to attract and retain additional highly-skilled technical, managerial, sales and marketing personnel. There can be no assurance that the Company will succeed in its effort to attract appropriate personnel. Competition for such personnel in the information technology development industry is intense. Failure to attract and retain such personnel could have a material adverse effect on the consolidated operations of the Company.

     Possible Unspecified Acquisitions. One of the Company's strategies is to attempt to grow through the acquisition of one or more products or companies focused on advanced information technologies. Stockholders of the Company may not have the power to approve or disapprove an acquisition. The Company receives and expects to continue to receive inquiries as to its interest in acquiring other products and companies and forming other business combinations. There can be no assurance that the Company will find suitable acquisitions or that an acquisition or other business combination can be completed upon terms acceptable to the Company. Additionally, the Company may require significant additional financing to complete any acquisition. There can be no assurance that such financing will be available, or if it is available, that it will be available on acceptable terms.

     No Dividends and None Anticipated. The payment by Ashton of cash dividends on its Common Stock, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon Ashton's earnings, its capital requirements and its financial condition as well as other relevant factors. Ashton has not paid or declared any cash dividends upon its Common Stock since its inception. While there are no contractual limitations on the Company's ability to pay dividends, by reason of its present financial status and its contemplated future financial requirements, the Company does not anticipate making any cash distributions on its Common Stock in the foreseeable future. The payment of dividends by the Company must also be in compliance with the provisions of the General Corporation Law of the State of Delaware (the "GCL").

     Possible Issuance of Additional Preferred Stock. Ashton is authorized to issue up to 3,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As described in further detail herein, Preferred Stock has been issued in the following five series: Series A Convertible PIK Preferred Stock ("Series A Preferred"); Series B Convertible Preferred Stock ("Series B Preferred"); Series C Convertible Preferred Stock ("Series C Preferred"); Series D Preferred; and Series E Preferred. Further series of Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by stockholders. The terms of any issuance of Preferred Stock may include voting rights (including the right to vote as a series on particular matters) which could be superior to those of the shares of Common Stock, preferences over the shares of Common Stock as to dividends and distributions in liquidation, conversion and redemption rights (including the right to convert into shares of Common Stock) and sinking fund provisions. In the aggregate 837,505.25 shares are currently outstanding (250,000 shares of Series A Preferred, 587,500 shares of Series B Preferred, 3.15 shares of Series D Preferred, and 2.1 shares of Series E). Ashton has no current plans for the issuance of any additional Preferred Stock. The issuance of any additional Preferred Stock could affect the rights of the holders of Common Stock and could reduce the value of the Common Stock.

     Possible Dilution from Conversion of Preferred Stock; Market Overhang. The number of shares of Common Stock issuable upon conversion of the Company's 837,505.25 outstanding shares of Preferred Stock is not fixed and may result in substantial dilution to current stockholders. Depending on the market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of any or all of the outstanding series of Convertible Preferred Stock. The shares of Convertible Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Shares of Common Stock into which certain series of the Preferred Stock may be converted are being registered pursuant to this Registration Statement. The availability of these shares for resale would exacerbate the market overhang related to the Preferred Stock.

     Requirements for Listing Securities on the Nasdaq SmallCap. The Common Stock and the Warrants have been approved for quotation on Nasdaq SmallCap. The rules of the Nasdaq SmallCap establish criteria for continued quotation of securities on The Nasdaq SmallCap. While the Company expects to meet such criteria, there can be no assurance that it will be able to maintain the standards for continued quotation. Continued inclusion on Nasdaq SmallCap generally requires that: (i) the Company maintain at least $2,000,000 in net tangible assets, (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1 million or more, (iv) the shares of Common Stock have at least two active market makers; and (v) the shares of Common Stock be held by at least 300 holders. If the Company fails to meet the standards for continued quotation, the market for the securities may be affected adversely and holders may be unable to sell their shares of Common Stock or Warrants. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." If this were to occur, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of the securities.

     "Penny Stock" Regulations. The Commission has adopted regulations under the Exchange Act which generally define a "penny stock" to be any equity security that has a market price (as defined in the Exchange Act) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities are removed from the Nasdaq SmallCap, at the market prices of the Common Stock and Warrants on the date hereof, the securities may be deemed to be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Further, monthly statements must be sent disclosing current price information for the penny stock held in the account. While many securities quoted on Nasdaq would otherwise be covered by the definition of penny stock, transactions in a non-Nasdaq security would be exempt from all but the sole market maker provision for: (i) securities priced at $5.00 or more, (ii) securities registered on a national securities exchange, (iii) securities authorized for quotation on Nasdaq and (iv) securities whose issuer has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or the issuer has average revenue of at least $6,000,000 for the last 3 years. In addition, transactions in a Nasdaq security directly with a Nasdaq market maker for such securities would be subject only to the sole market maker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

     The above-described rules, if applicable to the Common Stock or Warrants, may have a material adverse affect on the liquidity for the market of the Company's securities should they cease to be quoted on the Nasdaq SmallCap. Such rules may also affect the ability of broker-dealers to sell the securities and may impede the ability of Warrantholders or subsequent holders of the shares of Common Stock, Warrants and Preferred Stock to purchase Common Stock or to sell such securities in the secondary market.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. Upon exercise of the Series C Warrants, Series D Warrants, and Series E Warrants held by the Selling Stockholders, the Company will receive approximately $350,532, $2,042,920, and $742,880, respectively, which will be used for general corporate purposes. Upon exercise of all of the Put Rights by the Company, the Company will receive an aggregate of up to $13,000,000, which will be used for general corporate purposes.

              SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     All of the shares of Common Stock of the Company covered by this Prospectus are being sold for the accounts of the (i) holders of the Series D Preferred, including Settondown Capital International, Ltd., the placement agent ("Placement Agent") for the sale of such Preferred Stock (the "Series D Preferred Stockholders"); (ii) holders of the Series E Preferred, including the Placement Agent for the sale of such Preferred Stock (the "Series E Preferred Stockholders"); (iii) holders of the Series C Warrants, including the Placement Agent for the sale of such Warrants (the "Series C Warrantholders"); (iv) holders of the Series D Warrants, including the Placement Agent for the sale of such Warrants (the "Series D Warrantholders"); and (v) holders of the Series E Warrants, including the Placement Agent for the sale of such Warrants (the "Series E Warrantholders"). The Series D Preferred Stockholders and Series E Preferred Stockholders are also obligated to purchase shares of the Company's Common Stock upon the exercise of the Put Rights obtained by the Company in connection with the sale of the Series D Preferred Stock and Series E Preferred Stock.

     An indeterminate number of shares of Common Stock, initially 2,782,562 as of the date of this Prospectus, are being offered for resale by the Series D Preferred Stockholders upon conversion of the Series D Preferred. An indeterminate number of shares of Common Stock, initially 1,739,130 as of the date of this Prospectus, are being offered for resale by the Series E Preferred Stockholders upon conversion of the Series E Preferred. A total of up to 200,000 shares of Common Stock are being offered for resale by the Series C Warrantholders upon the exercise of outstanding, unexercised Series C Warrants. A total of up to 880,000 shares of Common Stock are being offered for resale by the Series D Warrantholders upon the exercise of outstanding, unexercised Series D Warrants. A total of up to 320,000 shares of Common Stock are being offered for resale by the Series E Warrantholders upon the exercise of outstanding, unexercised Series E Warrants. An indeterminate number of Shares of Common Stock, initially 9,502,229 shares as of the date of this Prospectus, are being offered for resale by the Series D Preferred Stockholders and Series E Preferred Stockholders upon the exercise by the Company of the Put Rights.

     The shares of Common Stock being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales, or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The shares may also be sold pursuant to Section 4(1) of the Securities Act or Rule 144 thereunder.

     The Selling Stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares of Common Stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the market price at that time. There can be no assurance that all or any of the shares of Common Stock offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Stockholders and any other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions of the Exchange Act may limit the timing of purchases and sales of any other such person. The foregoing may affect the marketability of the shares. The Company has agreed to indemnify certain Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments certain Selling Stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect thereof.

     Listed below are the names of each Selling Stockholder, the total number of shares owned and the number of shares to be offered for each Selling Stockholder account, and the percentage of Common Stock owned by each Selling Stockholder before and after this Offering:

---------------------------------------------------------------------------------------
                                                SHARES OF COMMON    SHARES OF COMMON
                            SHARES OF COMMON    STOCK BEING         STOCK OWNED OF
                            STOCK OWNED OF      OFFERED FOR         RECORD AFTER
                            RECORD PRIOR TO     SELLING             COMPLETION OF
                            OFFERING            STOCKHOLDER'S       OFFERING
           NAME                                 ACCOUNT
---------------------------------------------------------------------------------------
                                                                    Number   Percent
---------------------------------------------------------------------------------------
Avalon Capital Limited      50,000              50,000(1)           0        0
---------------------------------------------------------------------------------------
Balmore Funds, S.A.         50,000              50,000(1)           0        0
---------------------------------------------------------------------------------------
Settondown Capital          486,020(3)          457,658             28,362   *
International, Ltd. (2)(4)
---------------------------------------------------------------------------------------
Dominion Capital Fund,      919,477             919,477(5)          0        0
Inc.(4)
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
Canadian Advantage          838,263             838,263(6)          0        0
Limited Partnership (4)
---------------------------------------------------------------------------------------
Excalibur Limited           463,369             463,369(7)          0        0
Partner (4)
---------------------------------------------------------------------------------------
Sovereign Partners          282,079             282,079(8)          0        0
Limited Partnership (4)
---------------------------------------------------------------------------------------

_______________________________________________________________________________
* Less than 1%.

(1) Represents shares issuable upon conversion of the Series C Warrants.

(2) Acted as Placement Agent for the Company in connection with sale of Series C, Series D, and Series E Preferred Stock and Warrants.

(3) Represents: (i) 28,362 shares issued in connection with the Series C Preferred; (ii) 100,000 issuable upon conversion of the Series C Warrants;
    (iii) 256,251 issuable upon conversion of the Series D Preferred and Warrants; and (iv) 101,407 issuable upon conversion of the Series E Preferred and Warrants.

(4) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Series D Preferred Stockholders and Warrantholders and Series E Preferred Stockholders and Warrantholders. The actual number of shares of Common Stock issuable upon conversion of the Series D Preferred and Series E Preferred and the exercise of the Series D Warrants and Series E Warrants is indeterminate, subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series D Preferred and Series E Preferred and the exercise of the Series D Warrants and Series E Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. The Private Equity Line of Credit Agreement, pursuant to which the Series D Preferred and Series E Preferred, the Series D Warrants and Series E Warrants, and the Put Rights, were sold, contains provisions which limit the number of shares of Common Stock into which the Series D Preferred and Series E Preferred are convertible. Under these provisions, the number of shares of Common Stock into which the Series D Preferred and Series E Preferred are convertible (together with any additional shares of Common Stock held by these Selling Stockholders) will not exceed 4.99% of the Company's then outstanding Common Stock. Accordingly, the number of shares of Common Stock set forth in the table for these Selling Stockholders may exceed the number of shares of Common Stock that these Selling Stockholders could own beneficially at any given time through their ownership of the Series D Preferred and Series E Preferred.

(5) Represents: (i) 525,010 shares issuable upon conversion of the Series D Preferred and Series D Warrants; and (ii) 394,467 shares issuable upon conversion of the Series E Preferred and the Series E Warrants.

(6) Represents: (i) 525,010 shares issuable upon conversion of the Series D Preferred and Series D Warrants; and (ii) 313,253 shares issuable upon conversion of the Series E Preferred and the Series E Warrants.

(7) Represents: (i) 393,757 shares issuable upon conversion of the Series D Preferred and Series D Warrants; and (ii) 69,612 shares issuable upon conversion of the Series E Preferred and the Series E Warrants.

(8) Represents: (i) 131,253 shares issuable upon conversion of the Series D Preferred and Series D Warrants; and (ii) 150,826 shares issuable upon conversion of the Series E Preferred and the Series E Warrants.

                        DESCRIPTION OF CAPITAL STOCK

     As of August 10, 1998, the authorized capital stock of the Company consisted of 60,000,000 shares of Common Stock, par value $.01 per share, of which 8,477,913 were issued and outstanding, and 3,000,000 shares of Preferred Stock, of which 837,505.25 were issued and outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and all the shares of Common Stock offered by the Company hereby will, when issued, be fully paid and non-assessable.

     On January 27, 1998, the Company completed the sale of 100,000 shares of the Series C Preferred to a group of foreign investors, including the Placement Agent for such sale, (the "Series C Investors"), with a liquidation preference of $10.00 per share, for an aggregate purchase price of $1,000,000. Holders of the Series C Preferred have the right to convert each share of Series C Preferred into shares of Common Stock at a prescribed conversion price. Each of the holders of the Series C Preferred exercised their conversion rights in March and April 1998. In March and April 1998, holders of Series C Preferred converted their Shares into 574,610 shares of the Company's Common Stock. In connection with the sale of the Series C Preferred, the Series C Investors and the Placement Agent received Warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of 105% of the Market Price, as defined in the Series C Preferred Certificate of Designation, for a period of five years.

     On April 2, 1998, the Company entered into a Private Equity Line of Credit Agreement (the "Line of Credit"), pursuant to Regulation D under the Securities Act, with the Series D Preferred Stockholders and the Series E Preferred Stockholders. Pursuant to, and upon the satisfaction of certain conditions set forth in the Line of Credit, the Company was granted Put Rights allowing the Company to cause the Series D Preferred Stockholders and Series E Preferred Stockholders to purchase up to $13,000,000 in Common Stock at certain intervals, and at certain volumes and prices. The number of shares to be purchased is to be determined by a conversion formula set forth in the Line of Credit. For purposes of this Registration Statement, were the Put Rights to be exercised in their entirety as of August 10, 1998 at a stock price of $2.736, the Series D Preferred Stockholders and Series E Preferred Stockholders would be obligated to purchase 4,751,115 shares of Common Stock. In addition, pursuant to the Line of Credit, the Series D Preferred Stockholders and Series E Preferred Stockholders and the Placement Agent acquired warrants to purchase, in the aggregate, 600,000 shares of Common Stock at prices to be determined in the Line of Credit Agreement. In connection with the foregoing offerings of Series C Preferred, Series D Preferred, and Series E Preferred, Adirondack Capital, L.L.C. ("Adirondack") received $200,000 and an option to purchase 600,000 shares of Common Stock at an exercise price of $1.875 per share for its services in structuring the investments. K. Ivan F. Gothner, the managing director of Adirondack, is a director of the Company. In addition, the Company expects to pay Adirondack additional compensation in the amount of 5% of the proceeds received at the time of conversion in connection with these offerings.

ANTI-TAKEOVER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Bylaws provide that (i) the authorized number of directors may be changed only by resolution of the Board of Directors, and (ii) directors can only be removed with or without cause by a majority vote of the stockholders. These provisions could have the effect of delaying, deterring, or preventing a change in control of the Company or depressing the market price of Common Stock or discouraging hostile bids in which stockholders of the Company could receive a premium for their shares of Common Stock. The Company is considering whether to adopt additional anti-takeover measures.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is North American Transfer Company.

                                LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, PA.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries for the two fiscal years ended March 31, 1997 and March 31, 1998, incorporated by reference in this Prospectus and Registration Statement, have been audited by Goldstein Golub Kessler LLP. Such financial statements and schedules have been so incorporated in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibits, and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission in Washington, D.C. and copies of such material may be obtained from such upon payment of the fees prescribed by the Commission.

================================================================================


     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               TABLE OF CONTENTS
                               -----------------

                                                                       PAGE
                                                                       ----
Available Information                                                    2
Incorporation of Certain
   Documents by Reference                                                2
Forward-Looking Statements                                               3
Description of the Company                                               3
Risk Factors                                                             5
Use of Proceeds                                                         11
Selling Stockholders
   and Plan of Distribution                                             11
Description of Capital Stock                                            14
Legal Matters                                                           15
Experts                                                                 15
Additional Information                                                  15
           _____________________




                               15,423,921 Shares


                       THE ASTON TECHNOLOGY GROUP, INC.




                                 COMMON STOCK



                                 ------------
                                  PROSPECTUS
                                 ------------





                                August 13, 1998


================================================================================